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                     December 14, 2023

       Anthony Saladino
       Chief Financial Officer
       Plymouth Industrial REIT, Inc.
       20 Custom House St, 11th Floor
       Boston, MA 02110

                                                        Re: Plymouth Industrial
REIT, Inc.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-38106

       Dear Anthony Saladino:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction